PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated April 5, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2004

                            -----------------------


     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2004) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                  JPY 5,000,000,000

Maturity Date:                     March 29, 2004

Settlement Date
  (Original Issue Date):           April 26, 2001

Interest Accrual Date:             April 26, 2001

Issue Price:                       100.10%

Commissions:                       0.10%

Specified Currency:                Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:                     100%

Base Rate:                         LIBOR

Spread (Plus or Minus):            Plus 0.27% per annum

Spread Multiplier:                 N/A

Index Currency:                    JPY

Index Maturity:                    1 month

Maximum Interest Rate:             N/A

Minimum Interest Rate:             N/A

Initial Interest Rate:             To be determined on the second
                                   London banking day prior to the
                                   Original Issue Date

Initial Redemption Date:           N/A

Initial Redemption
  Percentage:                      N/A

Annual Redemption
  Percentage Reduction:            N/A

Optional Repayment
  Date(s):                         N/A

Interest Payment Dates:            The 28th day of each month, commencing
                                   May 28, 2001 through February 28, 2004, and the maturity date; provided that if any such day (except the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

                                   There will be a long first coupon for the period from and including April 26, 2001 to but excluding May 28, 2001. There will be a long last coupon for the period from and including February 28, 2004 to but excluding the maturity date.

Interest Payment Period:           Monthly

Interest Reset Dates:              Each interest payment date

Interest Reset Periods:            Monthly

Business Day:                      Tokyo, London and New York

Calculation Agent:                 The Chase Manhattan Bank (London
                                   Branch)

Agent:                             Morgan Stanley & Co. International Limited

Denominations:                     JPY 100,000,000

Other Provisions:                  None

ISIN:                              XS0127878717

Common Code:                       012787871

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER

COMMERZBANK SECURITIES                                               DANSKE BANK


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Plan of Distribution:

     On April 23, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Euro Floating Senior Rate Notes set forth opposite their respective names below at a net price of 100%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100.10% less a combined management and underwriting commission of .10% of the principal amount of these Euro Floating Senior Rate Notes.

                                                              Principal Amount
                                                               Senior Floating
           Name                                                   Rate Notes
           ----                                              ------------------
Morgan Stanley & Co. International Limited................   JPY 2,600,000,000
Commerzbank Aktiengesellschaft............................       1,200,000,000
Danske Bank A/S...........................................       1,200,000,000
                                                            ------------------
     Total................................................  JPY  5,000,000,000
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